EXHIBIT 17(b)

Q.	Why am I receiving this proxy?

A.	As a stockholder of Insured II, Insured III or Insured IV, you are being asked to consider a transaction in which one fund will acquire the other two funds. This transaction is referred to in this question and answer sheet as the Reorganization. The Reorganization requires the approval of each Fund’s stockholders.

Q.	Which Fund will be the Surviving Fund and which Funds will be the Acquired Funds in the Reorganization?

A.	Insured II will be the Surviving Fund. Insured III and Insured IV will be the Acquired Funds.

Q.	Will the Reorganization change my privileges as a stockholder?

A.	Your rights as a stockholder will not change in any substantial way as a result of the Reorganization. In addition, the stockholder services available to you after the Reorganization will be substantially the same as the stockholder services currently available to you.

Q.	How will the Reorganization benefit stockholders?

A.	Stockholders should consider the following:

|X|	After the Reorganization, each Fund’s stockholders will be invested in a fund with an increased level of net assets with substantially similar investment objectives and policies:

After the Reorganization, holders of Common Stock in the Surviving Fund are expected to experience

| |	a lower aggregate operating expense ratio (the ratio of operating expenses to total fund assets) than any individual Fund prior to the Reorganization
| |	greater efficiency and flexibility in portfolio management
| |	a more liquid market for shares of Common Stock

Q.	Will the Reorganization affect the value of my investment?

A.	The value of your investment will not change.

Q.	If I own shares of Common Stock of Insured III or Insured IV, will I own the same number of shares of Common Stock of Insured II after the Reorganization as I currently own?

A.	No. You will receive shares of Common Stock of Insured II with the same aggregate net asset value as the shares of Common Stock of the Acquired Fund you own on the business day prior to the closing date of the Reorganization (the “Valuation Date”). The number of shares you receive will depend on the relative net asset values of the shares of Common Stock of the Funds on that date. For example, let us assume that you own 10 shares of Common Stock of an Acquired Fund. If the net asset value of the Acquired Fund’s Common Stock on the Valuation Date is $6 per share, and the net asset value of Insured II’s Common Stock on the Valuation Date is $12 per share, you will receive 5 shares of Insured II’s Common Stock in the Reorganization. The aggregate net asset value of your investment will not change. (10 Acquired Fund shares x $6 = $60; 5 Insured II shares x $12 = $60).

Q.	I currently hold Auction Market Preferred Stock of an Acquired Fund. After the Reorganization, what will I hold?

A.	If prior to the Reorganization you hold:	After the Reorganization you will hold:

	Insured III Series A AMPS	Insured II Series C AMPS
	Insured IV Series A AMPS	Insured II Series C AMPS

You will receive shares of Insured II’s AMPS with the same aggregate liquidation preference as the shares of AMPS of the Acquired Fund you currently hold. Since all of the AMPS have a $25,000 liquidation preference, the holders of AMPS of an Acquired Fund will receive one share of AMPS of Insured II for each share of AMPS they currently hold. The auction and dividend payment dates for the shares of AMPS of Insured II that you will receive in the Reorganization will be the same as the auction and dividend payment dates for the shares of AMPS of Insured III but will be different than the auction and dividend payment dates for the shares of AMPS of Insured IV. This will not adversely affect the value of your investment.

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Q.	Should I send in my stock certificates now?

A.	No. After the Reorganization is completed, we will send holders of Common Stock of the Acquired Funds written instructions for exchanging their stock certificates. Holders of Auction Market Preferred Stock will not be required to surrender their stock certificates. All exchanges of Auction Market Preferred Stock will be accomplished by book entry. Stockholders of Insured II will keep their stock certificates.

Q.	What are the tax consequences for stockholders?

A.	The Reorganization is structured as a tax-free transaction so that the completion of the Reorganization itself will not result in Federal income tax liability for stockholders of any Fund, except for taxes on any cash received for a fractional share of Common Stock. The Funds have applied for a private letter ruling from the Internal Revenue Service with respect to the tax treatment of the Reorganization.

Q.	Who will manage the Surviving Fund after the Reorganization?

A.	Fund Asset Management L.P. serves as the manager for the Funds and will be the manager of the Surviving Fund after the Reorganization. The portfolio of Insured II is managed by Robert A. DiMella. The portfolio of Insured III is managed by William R. Bock and Mr. DiMella. The portfolio of Insured IV is managed by Fred K. Steube and Mr. DiMella. After the Reorganization, the portfolio of the Surviving Fund will be managed by Mr. DiMella. Mr. DiMella has managed the portfolio of Insured II since it commenced operations in 1999.

Q.	Will there be a Stockholders’ Meeting for each Fund?

A.	Yes, a Stockholders’ Meeting for each Fund will be held on June 27, 2000, at 800 Scudders Mill Road, Plainsboro, New Jersey at the time specified below.

Fund	Time
Insured II	9:00 a.m.
Insured III	9:20 a.m.
Insured IV	9:40 a.m.

Q.	Why is my vote important?

A.	Approval of the Reorganization requires the affirmative vote of stockholders representing a majority of the outstanding shares of Common Stock and AMPS of each Fund, voting together as a single class, and a majority of the outstanding shares of AMPS of each Fund, voting separately as a single class. For purposes of any vote at a Meeting which requires the approval of the outstanding shares of a Fund’s Common Stock and AMPS, voting together as a single class, a quorum consists of one-third of the shares of Common Stock and AMPS entitled to vote at that Meeting. For purposes of any vote at a Meeting which requires the approval of the outstanding shares of a Fund’s AMPS, voting separately as a single class, a quorum consists of one-third of the shares of AMPS entitled to vote at that Meeting. The Board of Directors of each Fund urges every stockholder to vote. Please read all proxy materials thoroughly before casting your vote.

Q.	How can I vote?

A.	You may vote by signing and returning your proxy card in the enclosed postage-paid envelope. You may also vote your shares on the Internet at http://www.proxyvote.com. Or refer to the “800” number printed on your voting instruction form. On the Internet you will be asked for a control number that you received in your proxy mailing. You may also vote in person at the Stockholders’ Meeting. If you submitted a proxy by mail, by telephone or on the Internet, you may withdraw it at the Meeting and then vote in person at the Meeting or you may submit a superseding proxy by mail, by telephone or on the Internet.

Q.	Have the Funds retained a proxy solicitation firm?

A.	Yes, each Fund has hired Shareholder Communications Corporation to assist in the solicitation of proxies for the Meeting. While the Funds expect most proxies to be returned by mail, the Funds may also solicit proxies by telephone, fax, telegraph or personal interview.

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Q.	What if there are not enough votes to reach a quorum by the scheduled meeting date?

A.	In order to ensure that we receive enough votes, we may need to take further action. We or our proxy solicitation firm may contact you by mail or telephone. Therefore, we encourage stockholders to vote as soon as they review the enclosed proxy materials to avoid additional mailings or telephone calls. If enough shares are not represented at a Stockholders’ Meeting for the necessary quorums or the necessary quorums are present but there are not sufficient votes to approve the proposal by the time of a Stockholders’ Meeting on June 27, 2000, such Stockholders’ Meeting may be adjourned to permit further solicitation of proxy votes.

Q.	What is the Board’s recommendation?

A.	The Board of Directors of each Fund believes the Reorganization is in the best interests of the Fund and its stockholders. It encourages stockholders to vote FOR the Reorganization.

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